RULE 24F-2 NOTICE FOR TEMPLETON FUNDS, INC.

                                FILE NO. 2-60067

         I. This Notice is filed on behalf of Templeton Funds, Inc. (the "Company") for the fiscal year ended August 31, 1995.

         II.      None.

         III.     None.

         IV. The Company sold 26,740,660 shares of the Templeton World Fund series of its common stock and 300,849,243 shares of the Templeton Foreign Fund series of its common stock during the fiscal year.

         V. The Company sold an aggregate of 327,589,903 shares during the fiscal year ended August 31, 1995 in reliance upon its registration of an indefinite amount of shares pursuant to Rule 24f-2 for an actual aggregate sales price of $3,198,576,180. During that period, the Company redeemed an aggregate of 134,240,983 shares for an aggregate amount of $1,417,344,262. Because this Notice is being filed within 60 days of the end of the Company's fiscal year, the Company's filing fee of $614,217.90 is based upon the net sales amount of $1,781,231,918.1

         An opinion of counsel stating that the shares sold during the fiscal year ended August 31, 1995 were legally issued, fully paid and non-assessable accompanies this Notice.


                                             /s/ JAMES R. BAIO
                                             Templeton Funds, Inc.
                                             James R. Baio, Treasurer*


October 24, 1995
--------
                  1        $3,198,576,180 - $1,417,344,262 = $1,781,231,918

         $1,781,231,918 X (1/29 X 1%) = $614,217.90



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                     Dechert Price & Rhoads
                       1500 K Street, N.W.
                     Washington, D.C.  20005




                        October 25, 1995




Templeton Funds, Inc.
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sirs:

          As counsel for Templeton Funds, Inc. (the "Company") during the fiscal year ended August 31, 1995, we are familiar with the registration of the Company under the Investment Company Act of 1940 (File No. 811-2781) and with the registration statement relating to its shares of common stock (the "Shares") under the Securities Act of 1933 (File No. 2-60067). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion that the 327,589,903 Shares (representing 26,740,660 Shares of Templeton World Fund and 300,849,243 Shares of Templeton Foreign Fund) sold at the public offering price and delivered by the Company against receipt of the net asset value of the Shares during the Company's fiscal year ended August 31, 1995 were duly and validly authorized, legally and validly issued, fully paid, and non-assessable.

          We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended August 31, 1995 to be filed on behalf of the Company with the Securities and Exchange
Commission.

                                   Sincerely,

                                   /s/DECHERT PRICE & RHOADS
                                   Dechert Price & Rhoads